Filed pursuant to Rule 433

Registration Statement No. 333-253587

Relating to Preliminary Prospectus Supplement dated November 28, 2022

Republic of Colombia

Final Term Sheet

U.S.$1,624,241,000 8.000% Global Bonds due 2033

Issuer:	Republic of Colombia (“Republic”)

Transaction:	8.000% Global Bonds due 2033 (the “Securities”)

Expected Issue Ratings*:	Baa2 (stable) / BB+ (stable) / BB+ (stable) (Moody’s / S&P / Fitch)

Format:	SEC-Registered

Principal Amount:	U.S.$1,624,241,000

Pricing Date:	November 28, 2022

Settlement Date:	Wednesday, December 7, 2022 (T+7)

Make-Whole Call:	Prior to January 20, 2033 at a discount rate of Treasury Yield plus 50 basis points

Par Call:	On and after January 20, 2033 (three months before the maturity date) redeemable at 100.000%

Maturity Date:	April 20, 2033

Interest Payment Dates:	April 20 and October 20 of each year, commencing on April 20, 2023, to the holders of record on April 5 and October 5 preceding each payment date

Benchmark Treasury:	4.125% UST due November 15, 2032

Benchmark Treasury Price and Yield:	103-19+ and 3.689%

Spread to Benchmark Treasury:	+443.60 bps

Yield to Maturity:	8.125%

Coupon:	8.000%

Price to Public:	99.150%, not including accrued interest

Gross Proceeds (before underwriting discount and expenses) to Issuer:	U.S.$1,610,434,951.50

Day Count:	30/360

Denominations:	U.S.$200,000 and increments of U.S.$1,000 in excess thereof

Optional Redemption:	Prior to January 20, 2033 (three months prior to the Maturity Date) (the “Par Call Date”), the Republic may redeem the Securities at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Securities matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points less (b) interest accrued to the date of redemption, and

(2) 100% of the principal amount of the Securities to be redeemed,

plus, in either case, accrued and unpaid interest thereon to, but excluding, the redemption date.

On or after the Par Call Date, the Republic may redeem the Securities, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Securities being redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date.

“Treasury Rate” means, with respect to any redemption date, the yield determined by the Republic as described under “Description of the Bonds—Optional Redemption” in the preliminary prospectus supplement.

Listing and Trading:	Application will be made to list the Securities on the official list of the Luxembourg Stock Exchange and to trade on the Euro MTF Market.

Joint Book-Running Managers:	HSBC Securities (USA) Inc. Santander Investment Securities Inc. Scotia Capital (USA) Inc.

Preliminary Prospectus Supplement:	https://www.sec.gov/Archives/edgar/data/917142/000119312522292970/d366987d424b3.htm

Clearing:	DTC and its participants, including the depositaries for Euroclear Bank S.A./N.V. as operator of the Euroclear System plc, and Clearstream Banking, société anonyme

CUSIP/ISIN:	195325EF8/US195325EF88

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to suspension, reduction, revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest,

you should read the prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Web site of the Securities and Exchange Commission at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling HSBC Securities (USA) Inc. toll-free at +1 (866) 811-8049, Santander Investment Securities Inc. toll-free at +1 (855) 403-3636 or Scotia Capital (USA) Inc. toll-free at +1 (800) 372-3930.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.